Exhibit 23.5

Suite 3006, Two Exchange Square 8 Connaught Place, Central Hong Kong Tel: 852 2191 7566 Fax: 852 2191 7995 www.frost.com

VinFast Auto Pte. Ltd.

Dinh Vu - Cat Hai Economic Zone,

Cat Hai Town, Cat Hai District,

Hai Phong City, Vietnam

June 15, 2023

Re: Consent of Frost & Sullivan

We understand VinFast Auto Pte. Ltd. (the “Company”) plans to file a registration statement on Form F-4 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the Company’s proposed business combination with Black Spade Acquisition Co (the “Transaction”).

We hereby consent to the use of and references to our name and the inclusion of information, data and statements (collectively, “Information”) from our report titled “Independent Market Study on Global Automotive and Electric Vehicle (EV) Industry” (the “Report”), and any subsequent amendments to the Report, as well as the citation of information from our Report, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondence with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”), (iv) on the websites or in the publicity materials of the Company and its subsidiaries and affiliates, and (v) in other publicity and marketing materials in connection with the Transaction.

We further hereby consent to the filing of this consent letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the rules and regulations of the SEC thereunder.

Yours faithfully

For and on behalf of Frost & Sullivan Limited

/s/ Charles Lau
Name: Charles Lau
Title: Consulting Director